As filed with the Securities and Exchange Commission on May 4, 2026

Registration Nos. 333-272887
 333-277024
333-284341

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO:

FORM S-8 REGISTRATION STATEMENT (File No. 333-272887)

FORM S-8 REGISTRATION STATEMENT (File No. 333-277024)

FORM S-8 REGISTRATION STATEMENT (File No. 333-284341)

Under

The Securities Act of 1933

UNITED HOMES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3460766
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

United Homes Group, Inc.

917 Chapin Road

Chapin, South Carolina 29036

(Address of principal executive offices, including zip code)

United Homes Group, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Joel S. Reed

c/o Stanley Martin Homes
11710 Plaza America Drive, Suite 1100

Reston, VA 20190

(844) 766-4663

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Lee Kiser

Maynard Nexsen PC

104 South Main Street, Suite 900

Greenville, South Carolina 29601

(864) 370-2211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of United Homes Group, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

1.	Registration Statement on Form S-8 (File No. 333-272887), filed with the SEC on June 23, 2023, registering 4,759,495 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), pursuant to the United Homes Group, Inc. 2023 Equity Incentive Plan (the “2023 Plan”).

2.	Registration Statement on Form S-8 (File No. 333-277024), filed with the SEC on February 12, 2024, registering 1,934,246 shares of the Registrant’s Class A common stock pursuant to the 2023 Plan.

3.	Registration Statement on Form S-8 (File No. 333-284341), filed with the SEC on January 17, 2025, registering 2,343,235 shares of the Registrant’s Class A common stock pursuant to the 2023 Plan.

On May 4, 2026, pursuant to the Agreement and Plan of Merger, dated as of February 22, 2026, by and among Stanley Martin Homes, LLC, a Delaware limited liability company (“Parent”), Union MergeCo, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to the Registration Statements and deregistering the remaining shares of Class A common stock (the “Shares”) registered but unsold as of the effective time of the Merger under the Registration Statements, if any. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Shares registered but unsold as of the date hereof under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares as of the date hereof and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on May 4, 2026.

UNITED HOMES GROUP, INC.

By:	/s/ Randy L. Kotler
Name: Randy L. Kotler
Title: Treasurer and Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.